SECURITIES AND EXHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 17, 2000

                            NATIONAL FUEL GAS COMPANY
             (Exact name of registrant as specified in its charter)

                 New Jersey              1-3880           13-1086010
     (State or other jurisdiction   (Commission File     (IRS Employer or
      incorporation)                 Number)              Identification No.)

               10 Lafayette Square, Buffalo, New York               14203
               (Address of principal executive offices)             (Zip Code)

       Registrant's telephone number, including area code: (716) 857-6980

ITEM 5.  OTHER EVENTS

         National Fuel Gas Company (the "Company" or "National Fuel") announced that it has completed a full review of all of its derivative positions and, as a result, has determined that it will report a $3.5 million after-tax gain from derivative activities of its retail marketing subsidiary, National Fuel Resources, Inc. ("NFR"), for the Fourth Quarter of Fiscal 2000 ending September 30, 2000. The Company also announced that at September 30, 2000 it accrued a loss contingency of $1.6 million after-tax on the unhedged portion of fixed priced sales contracts entered into by NFR for sales of natural gas to customers in fiscal year 2001.

         The Company also stated that its previously reported Third Quarter income would decrease by $5.4 million after-tax due to the reclassification of certain of NFR's derivative instruments from hedges to mark-to-market instruments. Accordingly, the Company is restating its Third Quarter net income to $9,070,000 compared with the $14,468,000 previously reported. National Fuel intends to file an amendment to its quarterly report on Form 10-Q for the three-month period ended June 30, 2000 to reflect this reclassification.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    NATIONAL FUEL GAS COMPANY



                                    By: /s/James R. Peterson
                                        -----------------------------
                                             James R. Peterson
                                             Assistant Secretary